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EXHIBIT 99.1

For Immediate Release

MEDSCAPE FOURTH QUARTER REVENUES TO EXCEED $17 MILLION; CASH AND INVESTMENTS MORE THAN $50 MILLION

Medscape on track for positive EBITDA by Q4 2001

HILLSBORO, ORE.—January 30, 2001—Medscape (NASDAQ:MDLI), the leading provider of digital health records and online health information, announced today that it expects fourth quarter 2000 revenues to exceed $17 million, a 15 percent increase over the previous quarter, when the company releases its results for 2000 on February 27, 2001. The company also expects its cash and investment balances to exceed $50 million as of December 31, 2000.

The company's core objective, to achieve positive earnings before interest, taxes, depreciation and amortization ("EBITDA") by the fourth quarter of 2001, will be supported by a doubling of gross revenues in 2001. The company announced that it would take additional actions to achieve its strategic plan, including:

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  Execution of new revenue models aimed at improving health-care delivery and lowering costs for employers and the pharmaceutical industry. The first two of these strategic arrangements include a Digital Health Partnership agreement with GlaxoSmithKline that will generate revenue through disease-specific educational and data initiatives, and a first-of-its-kind strategic alliance with General Motors Corporation aimed at achieving cost savings through the deployment of Medscape products to its physician network.

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  Controlling operating expenses through the centralization of its business development and marketing organizations in New York, enabling the company to close its San Francisco office and implement modest staff reductions. Savings will be achieved through reductions in staff, real estate and travel costs and the streamlining of costs associated with advertising and sales promotion.

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  Reducing the projected 2001 cash requirements of the company's transcription business by slowing growth in order to concentrate on achieving efficiencies and focusing on current customer needs.

    "Our strategic alliance with General Motors Corporation demonstrates the powerful potential of our offerings to improve healthcare quality, prevent errors, and reduce costs," said Mark Leavitt, M.D., Ph.D. chairman, Medscape. "This reinforces our leadership position in digital healthcare."

    Medscape's other recent achievements include its closing a $17.8 million preferred stock financing on January 4, 2001.

    "We are pleased with our strong finish in 2000 which will be reported in more detail next month," said Donald A. Bloodworth, chief financial officer, Medscape. "We are excited about what the future holds for Medscape and its investors. These impressive achievements solidly position the company to deliver on its objectives for 2001."

    Adoption of Medscape's digital healthcare products and services remained strong during the quarter ended December 31, 2000. The company expanded deployment of its products in primary care and specialty settings with total users of digital applications rising to over 69,000, a 106 percent increase as compared with 33,500 on September 30, 2000. This increase was driven by approximately 43,000 U.S. physicians and healthcare professionals who registered and downloaded Medscape Mobile, a new Palm OS®-based prescription software application, since its introduction on September 21, 2000. Clinician users of Logician®, Medscape's most advanced digital health record product, totaled approximately 11,000 on December 31, 2000, up 10 percent from the third quarter. Clinician users of the company's other Internet-based and handheld products, including Web-based transcription and clinical documentation applications, totaled approximately 15,000, up 12 percent from 13,400 on September 30, 2000.

    The total number of digital health records in the company's systems exceeded 17.2 million on December 31, 2000, an increase of 10 percent during the fourth quarter.

    Medscape Web properties, medscape.com and CBSHealthWatch.com, remain the leading Web sites for medical professionals and consumers seeking timely, relevant and authoritative healthcare information. In December 2000, Medscape was recognized for its achievement and excellence at the 2000 eHealthcare World Awards Ceremony held in New York, with medscape.com earning Gold Awards for Best Healthcare Search Engine and Best Healthcare Portal. CBSHealthWatch.com received the Bronze award for Best Healthcare Portal.

    Total registered users increased 18 percent to nearly 3.3 million, with 560,000 registered physician users and 1.6 million registered allied health professionals on December 31, 2000. Medscape.com continues to be the leading online publisher of certified continuing medical education (CME) activity in the country with healthcare professionals completing over 37,800 CME hours during the fourth quarter, a 51 percent increase over the third quarter.

"We are strongly encouraged by our stable financial position, growth in adoption and usage of all of the company's product lines, and by the steps we have taken to position the company for profitable growth in 2001," commented David Moffenbeier, chief executive officer, Medscape. ``We are extremely impressed with the increase in physician adoption rates this quarter, particularly in our Medscape Mobile product line which we believe will only improve our recently established relationship with General Motors Corporation. This is one of the best indicators of our growth and the potential reach of our combined product offerings. We expect revenues generated from new offerings and strategic partnerships, along with the continued growth from our existing products, to allow the company to achieve its gross revenue goals for 2001."

Additional information, along with a copy of this press release, was filed with the Securities and Exchange Commission on Form 8-K on January 30, 2001. Medscape's year 2000 conference call is scheduled for February 27, 2001 at 5:00 PM Eastern time. A simulcast and replay of the conference call will be available on the company's Web site www.medicalogic.com.

About Medscape

    Medscape® (NASDAQ:MDLI) is a clinical information company dedicated to improving healthcare through the development of Internet portals and Digital Health Record (DHR) applications that provide a wide array of relevant and trusted healthcare information to individual, small group and network healthcare providers, the pharmaceutical industry, and consumers.

    The merger of MedicaLogic, Inc. and Medscape, Inc., and MedicaLogic, Inc.'s acquisition of Total eMed, Inc., a privately held company, in May 2000 formed MedicaLogic/Medscape, Inc., d/b/a Medscape. The company employs approximately 1,000 people and is headquartered in Hillsboro, Oregon.

    Medscape, MedicaLogic, and Logician are registered trademarks of MedicaLogic/Medscape, Inc. in the United States. Other product and brand names are trademarks of their respective owners.

    The statements in this press release regarding our prospects for continued growth, increasing revenue, controlling cost, and our plans to achieve profitability are forward-looking statements based on current information and expectations. Achievement of those results is subject to a number of risks and uncertainties, including the risk that our products and services will not be accepted by physicians, patients and other healthcare stakeholders; the risk that we may not be able to introduce new products on schedule or at all; and the risk that we may not achieve favorable operating results or profitability. The reader is cautioned not to place undue reliance on forward-looking statements, which are not a guarantee of future performance. Medscape expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, Medscape may reiterate the Company's outlook published in this press release. For more information concerning these and other possible risks, please refer to our Form 10-K filed on March 14, 2000, our Form S-4/A filed on April 4, 2000, our Form 10-Q filed on October 27, 2000 and other filings with the Securities and Exchange Commission. These filings can be accessed over the Internet at www.sec.gov.

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Contact Gina Woods (Wave Rock Communications), 503.944.6231, gwoods@wave-rock.com; or Rick Turoczy (Medscape), 503.531.7186, rturoczy@medscapeinc.com.

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MEDSCAPE FOURTH QUARTER REVENUES TO EXCEED $17 MILLION; CASH AND INVESTMENTS MORE THAN $50 MILLION Medscape on track for positive EBITDA by Q4 2001